Exhibit 99.1

Investor Presentation | February 21, 2017

2 Disclaimer Confidentiality The information in this presentation is highly confidential . The distribution of this presentation by an authorized recipient to any other person is unauthorized . Any photocopying, disclosure, reproduction or alteration of the contents of this presentation and any forwarding of a copy of this presentation or any portion of this presentation to any person is prohibited . The recipient of this presentation shall keep this presentation and its contents confidential, shall not use this presentation and its contents for any purpose other than as expressly authorized by Global Partner Acquisition Corp . (“GPAC”) and Sequel Youth and Family Services (“Sequel”), and shall be required to return or destroy all copies of this presentation or portions thereof in its possession promptly following request for the return or destruction of such copies . By accepting delivery of this presentation, the recipient is deemed to agree to the foregoing confidentiality requirements . Use of Projections This presentation contains financial forecasts with respect to Sequel’s projected program revenues, total revenues, adjusted EBITDA, adjusted EBITDA Margin, free cash flow, and free cash flow conversion for Sequel’s fiscal year 2017 and Sequel’s calendar year 2017 . Neither GPAC’s independent auditors, nor the independent registered public accounting firm of Sequel, audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation . These projections should not be relied upon as being necessarily indicative of future results . In this presentation, certain of the above - mentioned projected information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of providing comparisons with historical data . The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information . Accordingly, there can be no assurance that the prospective results are indicative of the future performance of GPAC or Sequel or that actual results will not differ materially from those presented in the prospective financial information . Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved . Forward Looking Statements This presentation includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 . Forward - looking statements may be identified by the use of words such as "forecast," "intend," "seek," "target," “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters . Such forward looking statements include projected financial information . Such forward looking statements with respect to projections, revenues, earnings, performance, strategies, prospects and other aspects of the businesses of GPAC, Sequel or the combined company after completion of the proposed business combination are based on current expectations that are subject to risks and uncertainties . A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements . These factors include, but are not limited to : (1) the inability to complete the transactions contemplated by the proposed business combination ; (2) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably ; (3) costs related to the proposed business combination ; (4) changes in applicable laws or regulations ; (5) the possibility that Sequel or GPAC may be adversely affected by other economic, business, and/or competitive factors ; and (6) other risks and uncertainties indicated from time to time in the final prospectus of GPAC, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission by GPAC . You are cautioned not to place undue reliance upon any forward - looking statements, which speak only as of the date made . GPAC and Sequel undertake no commitment to update or revise the forward - looking statements, whether as a result of new information, future events or otherwise . Industry and Market Data In this presentation, Sequel relies on and refers to information and statistics regarding market shares in the sectors in which it competes and other industry data . Sequel obtained this information and statistics from third - party sources, including reports by market research firms, such as Nielsen . Sequel has supplemented this information where necessary with information from discussions with Sequel customers and its own internal estimates, taking into account publicly available information about other industry participants and Sequel’s management’s best view as to information that is not publicly available .

3 Disclaimer Use of non - GAAP Financial Measures This presentation includes non - GAAP financial measures of Sequel, including program revenue, EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flows and free cash flow conversion . In this presentation, “program revenue” means total program billings, inclusive of i ) amounts billed by Sequel on behalf of not - for - profits under its provider service agreements, of which a portion of the billings are retained by the not - for - profits, and ii) individually significant disposals . “ EBITDA” means net income (loss) before interest expense, income taxes and depreciation and amortization . “Adjusted EBITDA” means EBITDA adjusted for items that are not part of regular operating activities, including acquisition related expenses, profits interest expense and founder’s fee (both of which will cease following closing of the merger) and other non - cash items such as non - cash - unit based compensation, losses on disposal of property, losses from discontinued operations and individually significant disposals and expenses related to tax changes . Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP . “Adjusted EBITDA margin” means adjusted EBITDA divided by program revenue . “Free cash flows” means adjusted EBITDA less capital expenditures . “Free cash flow conversion” means adjusted EBITDA less capital expenditures, divided by adjusted EBITDA . We have presented program revenue, EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flows and free cash flow conversion in this presentation because we consider them key measures used by Sequel management to understand and evaluate Sequel’s operating performance and trends, to prepare and approve Sequel’s annual budget and to develop short - term and long - term operational plans, and believe that those measures are frequently used by analysts, investors and other interested parties in the evaluation of companies . Other companies may calculate program revenue, EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flows and free cash flow conversion differently than we do . Program revenue, EBITDA, adjusted EBITDA, EBITDA margin, free cash flows and free cash flow conversion have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP . A reconciliation of these non - GAAP measures can be found in this presentation, which is an exhibit to GPAC’s Form 8 - K filed with the SEC and can be found on the SEC’s website at www . sec . gov and was also posted on the GPAC website at www . globalpartnerac . com and the Sequel website at www . sequelyouthservices . com . Additional Information about the Transaction and Where to Find It In connection with the proposed business combination, on January 25 , 2017 , GPAC filed a preliminary proxy statement with the SEC and will file with the SEC and mail a definitive proxy statement and other relevant documents to its stockholders . Investors and security holders of GPAC are advised to read the preliminary proxy statement, and amendments thereto, and, when available, the definitive proxy statement in connection with GPAC’s solicitation of proxies for its special meeting of stockholders to be held to approve the proposed business combination because the proxy statements will contain important information about the proposed business combination and the parties to it . The definitive proxy statement will be mailed to stockholders of GPAC as of a record date to be established for voting on the proposed business combination . Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www . sec . gov or by directing a request to : Global Partner Acquisition Corp . , c/o Andrew Cook, 1 Rockefeller Plaza, 11 th Floor New York, New York 10020 , e - mail : info@globalpartnerac . com . Participants in Solicitation GPAC, Sequel, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of GPAC stockholders in connection with the proposed business combination . Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in GPAC of directors and officers of GPAC in the company’s proxy statement for its 2016 annual meeting, which was filed with the SEC on November 21 , 2016 . Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to the GPAC’s stockholders in connection with the proposed business combination will be set forth in the proxy statement for the proposed business combination when available . Information concerning the interests of GPAC’s and Sequel’s participants in the solicitation, which may, in some cases, be different than those of GPAC’s and Sequel’s equity holders generally, will be set forth in the proxy statement relating to the proposed business combination when it becomes available . Disclaimer This presentation shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction .

Presenters and senior leadership



Jay Ripley
Co-Founder and Chairman

- Co-Founder and Chairman of Sequel
- Former Co-Founder, President & COO, and CFO of Youth Services International (YSI)
- 18 years of experience with Sequel and 23 years of experience in the behavioral health industry
- Seasoned entrepreneurial executive involved in three IPOs



John Stupak
Vice-Chairman and CEO

- Vice-Chairman and Chief Executive Officer of Sequel
- Previously worked for NHS Human Services, a large and diversified provider of behavioral health and human services
- Ten years of experience with Sequel and 35 years of experience in the behavioral health industry
- Executive Committee Member of the Board of Trustees for the National Association of Psychiatric Health Systems (NAPHS)



Sybil Potts
Executive VP and CFO

- Executive VP and CFO of Sequel
- Joined Sequel in 2007
- Former Chief Financial Officer of Kids Behavioral Health
- Ten years of experience with Sequel and 33 years of experience in the behavioral health industry
- Held position of Executive Director, CFO, EVP Finance and partner at various hospitals and healthcare consulting firms



Paul Zepf
CEO

- Chief Executive Officer of GPAC
- Previously a Managing Director at Lazard and Golub Capital
- More than 25 years of private equity investment experience
- Specializes in negotiated investments in public and private companies



Andrew Cook
CFO

- Chief Financial Officer of GPAC
- Proven track record of bringing private companies to the public markets having led successful IPOs at LaSalle Re and Axis Capital
- More than 30 years of financial and operational experience
- Currently a member of the boards of Blue Capital Reinsurance Holdings and GreyCastle Life Reinsurance

Note: Sequel executive titles effective with the merger

4

5 GPAC is a supportive, value - added partner to Sequel Team members with a compelling track record of growing companies organically, through corporate development and mergers and acquisitions History of creating significant value for investors Expertise in taking companies public and navigating the public market post - IPO GPAC’s core capabilities will augment the existing management team’s continued leadership in the public Sequel

6 Agenda 1 2 3 Business Overview Financial Overview Transaction Summary

Section 1 Business Overview

8 Investment highlights 1 Best - in - class behavioral healthcare provider with national scale Comprehensive service offering; superior quality and clinical capabilities L arge, growing market with significant barriers to entry Diversified revenue, geography, referral and payor mix Attractive financial profile; consistent program revenue and adjusted EBITDA growth (22.5% and 24.9% CAGRs 1 , respectively, since 2000) T rack record of balanced growth through organic expansion (7.5% average annual organic growth over the last five fiscal years) and acquisitions (10 companies acquired to date representing $ 162.1M of revenue) Talented and experienced management team, extraordinary staff culture 3 2 4 5 6 7 1 Represents compound annual growth rate from FY 2000 to FY 2016

9 Scarcity value Sequel has a growth and profitability profile unique within the behavioral health market Behavioral market focus Exclusive behavioral focus Revenue growth >10% 90%+ FCF and low capex

10 A mission - driven company Mission : … to prepare our clients to lead responsible and fulfilling lives by providing mentoring, education, and living support within a safe, structured, dynamic environment — whether on one of our campuses, in the community, or in their own homes . 1 Core Values H umility I ntegrity P assion for clients and staff High P erformance Our culture of trust, respect and “doing the right thing” for each client pervades the entire organization

11 8 12 15 18 28 34 39 47 58 65 76 118 156 161 172 193 208 253 224 269 1 1 2 2 2 5 5 6 7 8 10 16 21 22 23 27 31 39 33 43 FY 2000 FY 2001 FY 2002 FY 2003 FY 2004 FY 2005 FY 2006 FY 2007 FY 2008 FY 2009 FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017E CY 2016 CY 2017E $0 $50 $100 $150 $200 $250 $300 ($mm) Best - in - class behavioral healthcare provider  L eading national provider of diversified behavioral health programs for children, adolescents, and adults – 44 programs across 19 states serving approximately 9,000 clients from 42 states and U.S. territories – Approximately 2,600 residential bed capacity (86.8% occupancy) and over 6,500 people in community based programs – A verage annual organic revenue growth of 7.5% over the last five fiscal years – Approximately 4,000 employees – program level staff includes approximately 25% professional staff and 75% non - professional staff  Comprehensive, unique, and scalable spectrum of services with a focus on the unmet mental health needs of at - risk adolescents (age 12 - 18) – Successful track record diversifying to serve other populations 1 Company overview Strong program revenue and adjusted EBITDA performance FYE June 30 Best - in - class provider of scalable mental health programs focused on the high - growth adolescent and critical - needs populations 1 Composed of state agencies, managed care organizations ( MCOs) and commercial issuers, county and local agencies, Medicaid, education funding, private pay, and other sources 2 Pro forma for $1.2mm of estimated public company costs 3 Projections do not include new acquisitions, RFP wins and new program openings 4 Unaudited and not representative of final audited numbers  Employs evidence - based, clinical treatment models to address a wide range of mental health issues including conduct disorder, substance use, sexual abuse, trauma resolution, delinquency, autism spectrum disorder (“ASD”), and serious emotional disturbance (“SED ”) – Proven track record with high acuity cases  Longstanding relationships with approximately 500 referring agencies  Highly diversified payor mix 1  Rates in the legacy programs continued to increase though the 2008 - 2010 period  No material regulatory or litigation issues 2 4 2 3 3

12 States referring to Sequel National platform of scale 1 Residential Treatment Centers Community Based Services Intensive Treatment Centers 30 of 41 states have customer relationships longer than 10 years

13 Large addressable market opportunity with high barriers to entry  US behavioral healthcare industry encompasses services for individuals at risk of, or suffering from, mental, behavioral / developmental or addictive disorders – O ver 17,000 facilities and a combined annual industry spend of over $220 billion – Highly fragmented industry ripe for consolidation  Mental health comprises approximately 85% of the total behavioral health spend, growing at an average annual rate of 5% outpacing growth of healthcare industry as a whole – Approximately 40 % of the mental health spend is for residential / inpatient treatment; 30 % is outpatient  Significant barriers to entry due to specialized care requirements: – High regulatory hurdles; state and federal law complexity – Strong brand recognition, long - standing referral and payor relationships – Significant clinical expertise required  Positive rate environment; stable and growing behavioral health budgets at the state level  Favorable supply / demand dynamics due to significant reduction in inpatient beds at state and local levels 2 Large and growing behavioral healthcare industry… 147 155 163 168 174 179 186 194 204 213 225 238 24 26 27 28 29 31 33 35 36 38 40 42 172 181 190 196 203 211 219 229 240 251 265 281 0 100 200 300 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 ($bn) Mental health treatment spending Substance use disorder treatment spending 2009 – 2015 CAGR: 4.1% 2016E – 2020E CAGR: 5.2% Source: Projections of National Expenditures for Treatment of Mental and Substance Use Disorders 2010 - 2020, US report from SAMHSA. Wall Street research. Treatment Advocacy center. National alliance on mental illness. IBIS World mental health and substance abuse clinics in the US March 2014, IBIS World mental health and substance abuse centers in the US February 2014, IBIS World Psychiatric hospitals in the US December 2013, the Pew Center, and Congressional testimony Our program offering spans the spectrum of needs across the mental health industry, well positioning us in existing and new markets …with critical market segments poised for growth Behavioral health segment Estimated market size Growth rate Key notes Youth behavioral health $11 billion 2.3% annually from 2008 - 2014 Expected to grow at a similar pace in the future ASD $23 billion 144% increase in diagnosis over last 10 years Fastest growing developmental disorder in the U.S. 1 in 68 children born with a complex brain development disorder Substance use disorder $35 billion 5% annually through 2020 Driven by rampant growth in opioid and heroin addiction across the country

2 Mental health initiatives and funding have bipartisan support

Legislation is in place…

- **Bipartisan support to increase mental health coverage through the 21st Century Cures Act, which became law in December 2016**
- Mental Health Parity and Addiction Equity Act of 2008 mandates that mental health coverage is equal to physical medical health
  - Projected to affect 110 million Americans
- Medicaid waivers allow states flexibility to reform their mental health systems
- Managed Medicaid pushing more services to outpatient setting
- Expansion of telehealth funding is positive for children and adolescents
- Expanded benefits for under 21 population in psych hospitals or Psychiatric Residential Treatment Facilities (PRTF)
- Increasing focus on outcome measures over process measures
- **Sequel does not expect any material impact from the amendment / repeal of ACA or recent changes in labor laws**

…to support mental health treatment…



250
200
150
100
50
0
(US$bn)
SEQUEL
~[VALUE]
150
145
122
98
Mental disorders total
Heart conditions
Trauma
Cancer
Pulmonary conditions
Healthcare spending

…with further upside post election

Policy / Position	President Trump	Sequel Impact	Behavioral Health Impact
ACA[1]: Medicaid expansion	Provide Medicaid block grants	✓ Further reduction for uninsured in 19 states that have opted out of ACA Medicaid expansion	✓ Favorable to certain behavioral assets depending on Medicaid exposure
Improved access to care	Reform mental health program and institutions	✓ Very positive for Sequel and other mental health providers	
Other	Require price transparency from all healthcare providers	✓ Price transparency will lead to low cost and high quality providers gaining market share	Operators with high operating expenses to see some margin pressure

The legislative and regulatory outlook is positive for our community-based services and staff-secured residential programs

1 Represents Patient Protection and Affordable Care Act (PPACA) or Affordable Care Act (ACA)

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3 Comprehensive program and service offering

Our comprehensive set of services address the following behavioral health issues:

- Conduct disorder
- ASD / SED
- Substance use
- Sexual abuse
- Trauma resolution
- Delinquency
- Other conditions

	Community-Based Services ("CBS")	Residential Treatment Centers ("RTC")	Intensive Treatment
Description	• Community-based programs provide education, counseling, mentoring and outpatient therapies • Group homes and foster care homes	• Secure (8 programs) and staff-secure (21 programs) residential academies • Private pay residential program (1 program)	• PRTF programs treat high acuity ASD / SED • Inpatient acute psych: 20 bed inpatient acute psychiatric facility
Client profile	• Families and individuals of all ages • Sometimes a "step down" for adolescents from Sequel's residential programs	• Chronic delinquent males and females and sexual offenders also suffering from severe emotional and / or learning disorders • Ages 12-19	• Children and adolescents with special needs and complex mental health / behavioral problems
Number of programs	8	30	6
Program locations	IA, FL, AZ, ME, OK, ID, NV	IA, WY, AZ, MI, ID, KS, NJ, SD, AL, FL, UT, OH, NC	TN, NM, IL, OH
Licensed beds/clients[1]	6,599[2]	2,324	288
FY 2017E Program revenue ($mm)	43	160	50
Program revenue % of total in FY 2017E	16.9%	63.3%	19.7%
Average Program adjusted EBITDA margin	High single digits	High teens	Mid to high twenties
Average length of stay	-	7-10 months	18-24 months

Lower acuity → **Higher acuity**

1 As of September 2016, includes beds from post FY 2016 acquisitions
2 Reflects the unique number of active clients on the roster for September 2016

SEQUEL YOUTH AND FAMILY SERVICES | GLOBAL PARTNER ACQUISITION CORP

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3 Superior quality of service

- Quality and outcomes driven by focus on customized programs and treatment plans and impact of the normative culture approach
- Conducts a Youth Services Survey (YSS) with every discharged client
  - YSS is a standardized, nationally recognized experience-of-care survey tool
  - Positive outcomes and client satisfaction drive long term relationships with customers
- Proprietary enterprise software system, P.AN.D.A.[2] is being implemented; allows for the maintenance, analysis and tracking of post-discharge and functional outcomes
  - The P.AN.D.A.[2] system is certified by the Drummond Group[3]
- Sequel's quality monitoring system (QMS) tracks various performance measures at the program-level on a monthly basis

Client satisfaction survey results[1]



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Services
Staff
Individual Outcomes
Social Outcomes
Satisfied
Undecided
Dissatisfied



[PERCENTAGE]
90% Satisfaction with treatment outcomes
Satisfied
Undecided
Dissatisfied



[PERCENTAGE]
[PERCENTAGE]
88% Satisfaction with provider performance
Satisfied
Undecided
Dissatisfied

We are widely recognized for the exceptional quality of our programs and the superior outcomes we deliver for clients

1 Results represented herein are based on surveys conducted from July 2015 through June 2016 for approximately 1,473 clients across 26 programs
2 Performance And Data Application
3 Authorized by the Office of the National Coordinator (ONC) Health IT Certification Program as an Authorized Certification Body (ACB) and an Accredited Test Lab (ATL). This is a voluntary certification program with the goal of providing for the certification of health IT standards, implementation specifications and certification criteria adopted by the Secretary.

SEQUEL YOUTH AND FAMILY SERVICES
GPAC GLOBAL PARTNER ACQUISITION CORP

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17 Compliance, performance and regulatory excellence to achieve better client outcomes  Diverse and experienced team oversees compliance and ethics  Propagate a culture of keeping client welfare first – Conduct staff conferences, webinars, training calls, email blasts, visual aids, and site visits to ensure uniform company wide culture  Company wide safe driving, boundary and employee safety initiatives  Monitor appropriate federal, state and local laws that impact Sequel’s programs  Alert management and stakeholders regarding safety, quality and compliance information – Established incident response protocol and critical incident review process  Identify potential areas of vulnerability and risk  On boarding and training of new hires and annual training for existing employees on compliance, HIPAA 1 , PREA 2 , and safe crisis management  Compliance hotline for staff and clients for reporting of violations (via phone and email)  Weekly audits performed for all programs 3 Our strong adherence to compliance and client - centric culture helps us maintain a clean legal record 1 Represents Health Insurance Portability and Accountability 2 Represents Prison Rape Elimination Act

4 Diversified revenue, geography, referral and payor mix

- We serve approximately 9,000 clients in three distinct program types, with facilities and programs in 19 US states
- Diversified by program and payor
- Focus on adolescent services, allows for education funding in addition to other revenue streams
- **National marketing team of 18 professionals and approximately 500 referring agencies across the United States**
- Have significant competitive advantages and a history of driving growth by penetrating existing referral relationships and developing new referral relationships in existing and new markets

Revenue Diversity

FY 2016 top 10 payors[1]

#	Payor	# of Payors	Length of relationship (years)[2]	FY16 Revenue amount ($ in 000s)	FY16 %
1	Iowa	45	24	22,323	10.7
2	Florida	15	19	21,243	10.2
3	California	52	19	17,197	8.2
4	Alabama	5	22	15,265	7.3
5	Arizona	12	31	14,377	6.9
6	Michigan	68	21	13,918	6.7
7	Illinois	14	11	13,145	6.3
8	Tennessee	50	15	8,568	4.1
9	New Jersey	1	15	7,984	3.8
10	New Mexico	3	7	7,418	3.6
	Total other			**67,274**	**32.2**
	Total revenue			**208,715**	**100.0**

FY 2016 Program revenue by payor


Commercial Insurance 3%
Private Pay 2%
Education 3%
Other 4%
School Districts 6%
Medicaid 13%
County / Local 14%
MCOs 16%
State 39%

Largest single payor represents 5.3% of program revenue

FY 2017E Program revenue by program


Program A 8%
Program B 8%
Program C 6%
Program D 6%
Program E 5%

Diverse revenue source with 44 programs; 39 programs <5% of program revenue each

High revenue visibility; well diversified across payors, geographies and program types

1 Based on FY16, excludes acquisitions completed post FY16

2 Represents the length of the relationship between the programs and the various state payors, which may predate Sequel's ownership

SEQUEL YOUTH AND FAMILY SERVICES | GLOBAL PARTNER ACQUISITION CORP
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Section 2 Financial Overview

20 $16 $21 $22 $23 $27 $31 $39 $33 $43 $0 $10 $20 $30 $40 $50 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017E CY 2016 CY 2017E Adjusted EBITDA $16 $19 $20 $21 $26 $29 $36 $30 $40 96.2% 92.8% 93.2% 91.2% 94.6% 92.0% 92.6% 92.8% 93.0% 84% 86% 88% 90% 92% 94% 96% 98% 100% $0 $10 $20 $30 $40 $50 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017E CY 2016 CY 2017E FCF $118 $156 $161 $172 $193 $208 $253 $224 $269 $0 $50 $100 $150 $200 $250 $300 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017E CY 2016 CY 2017E Program revenue 1,624 1,798 1,833 1,878 2,078 2,151 2,614 0 400 800 1,200 1,600 2,000 2,400 2,800 3,200 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017E Residential beds Attractive financial profile... 5 Number of residential beds Program revenue Adjusted EBITDA Free cash flow conversion 4 High free cash flow generation supports growth and de - leveraging Adjusted EBITDA margin 13.9% 13.3% 13.4% 13.6% 14.1% 15.0% 15.4% 14.6% 16.0% $16 $20 $20 $22 $26 $28 $40 96% 94% 95% 92% 95% 94% 95% 84% 86% 88% 90% 92% 94% 96% 98% 100% $0 $10 $20 $30 $40 $50 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017P FCF ($mm) Free cash flow Free cash flow conversion Note: FY2017 and CY 2017 include projected performance for acquisitions completed post FY 2016 1 Projections do not include new acquisitions, RFP wins and new program openings 2 Unaudited and not representative of final audited numbers 3 Pro forma for $1.2mm of estimated public company costs 4 Free cash flow conversion = (adjusted EBITDA less maintenance and growth Capex) / adjusted EBITDA ($mm; FYE June 30) 3 3 2 2 2 1 1 1 1 1 1 1

21 ... with equal contribution from organic and acquisition growth in CY 2017E EBITDA $32.8 $5.7 $7.9 ($3.4) $43.0 $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 $50 CY 16 adjusted EBITDA CY 17E Organic EBITDA CY 17E Acquisition EBITDA CY 17E Increase in corporate overhead + public company costs CY 17E adjusted EBITDA ($mm) 2 1 1 Represents Care, Pomegranate, and YSI programs 2 Unaudited and not representative of final audited numbers 3 Represents forecasted overhead costs and pro - forma for estimated public company costs of $1.2 mm 4 CY 2017E adjusted EBITDA does not include new acquisitions, RFP wins and new program openings % EBITDA Contribution - 56.2% 77.5% (33.7%) 100.0% 3 4 Acquisitions closed in CY 2016 5

22 W ell positioned to serve as industry consolidator 6 Positioned for success as a public company with better access to capital required for future acquisitions and organic growth Organic growth strategy  D evelop de novo programs to meet market demand where ROI target can be met  Work proactively with payors to address their needs in our markets  Pursue management contract opportunities with not - for - profits  Expand capacity and breadth of services at existing programs  Leverage reputation to opportunistically explore other growth opportunities, including new programs and taking over existing facilities  Cross - pollinate by introducing new, successful programs to customers in other markets  Become a well - diversified solution with a continuum of care for p ayors with multiple populations / diagnoses to serve  Optimize payor mix at each facility through national marketing program Acquisition growth strategy  Continue to execute highly successful acquisition strategy: add programs within existing service lines and expand geographically  Add new services and continue to build our platform and diversify our offerings  Invest significant time in screening potential acquisition targets  Strictly adhere to investment criteria – Quality and type of services provided, leadership, geographic location, local/state regulatory environment and payor and referral mix  Focus on value creation post acquisition  Often the “acquirer of choice” for clinically - focused, quality providers in industry

6 Successful track record of organic and inorganic growth

- Organic
- Acquisition

- **FY 1999** — Sequel is formed and Clarinda Academy added
- **FY 2001** — Woodward Academy added
- **FY 2003** — Normative Services Academy added
- **FY 2004** — Mingus Mountain Academy added
- **FY 2007** — Lakeside Academy (MI) added; SequelCare of Iowa added; SequelCare of Florida acquired
- **FY 2009** — SequelCare of Arizona acquired; Acquired Three Springs
- **FY 2011** — Acquired Atlantic Home Health and Camelot
- **FY 2013** — Sequel of Montgomery (AL) and Sequel Transition Academy (SD) added
- **FY 2014** — Acquired Alliance Family Services (ID/NV)
- **FY 2015** — Forest Ridge Youth Services (IA) acquired and Starr Commonwealth (MI)
- **FY 2016** — Added three programs in Florida
- **FY 2017** — Acquired CARE Schools in Utah and Pomegranate in Ohio; Acquired three programs in Florida; added one additional program in Florida

Over our 18 year history, we have consistently grown organically and diversified our programs through strategic acquisitions

SEQUEL YOUTH AND FAMILY SERVICES | GLOBAL PARTNER ACQUISITION CORP

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24 Proven organic growth strategy supported by business development  Formalized business development process by establishing a business development team in 2014 to oversee organic growth projects at the program, division and corporate level, and by adding a proposal coordinator in 2016 to respond to RFPs – Developed an opportunity triage process including targeting and identifying opportunities, performing pro forma financial analysis, drafting and submitting proposals, and executing transition and implementation – Work in conjunction with national marketing, finance and operations teams to translate organic growth opportunities into “ wins” – All facility expansion and conversion projects alone are expected to generate approximately $14mm of incremental annual revenue beginning in FY 2018 6 Organic Growth Accomplishments & Projects over the Last Two Years New Programming Additions New Payor Wins Facility Expansion/ Conversion Projects Arizona 2 Idaho 4 1 Illinois 1 Iowa 3 Kansas 1 Maine 1 2 Michigan 3 2 2 Nevada 4 New Mexico 1 North Carolina 1 Oklahoma 1 Tennessee 1 Total 14 10 6

6 Proven track record of identifying and integrating acquisitions

- Management has significant experience executing both tactical and strategic acquisitions; ten acquisitions completed since 2007 ranging in size from $3mm to $50mm in revenue
  - More than tripled the number of programs
  - Expanded services to include secure residential, PRTF, private pay residential and inpatient acute psychiatric
- Proven ability to improve operating performance of acquired programs post-close via:
  - Leveraging national marketing capabilities to tap into new referral sources
  - Instilling operational discipline and improving business planning and reporting
  - Instilling Sequel's culture and values and enhancing local leadership, if needed
- Management employs multiple levers to improve operational and financial metrics
  - Focus and track patient census, occupancy, revenue per student day and EBITDA margins

Acquisition track record

($ in mm)

Company	Date	# of Programs	TTM 6/30/16 Revenue ($mm)
Gift of Life	FY 2007	1	$11.6
Day Break	FY 2009	1	6.0
Three Springs	FY 2010	9	25.7
Atlantic Home Health	FY 2011	1	6.9
Camelot	FY 2011	8	51.0
Alliance	FY 2014	2	7.9
Forest Ridge	FY 2015	1	4.9
3 YSI Programs	FY 2017	3	5.8
CARE Schools	FY 2017	4	23.0
Pomegranate[1]	FY 2017	2	19.3
Total		**32**	**$162.1**

Post-acquisition performance improvement[2]

Acquisition multiple	5.5x	3.9x



380 bps of margin improvement
$20
$15
$10
$5
$0
($mm)
$12.7
$18.0
Pre-acquisition adjusted EBITDA
TTM 6/30/16 adjusted EBITDA

We have demonstrated the ability to leverage our capabilities to drive significant performance improvements in our acquired programs

1 Reflects TTM 3/31/16

2 Metrics are representative of the 7 acquisitions completed prior to FY 2016

SEQUEL YOUTH AND FAMILY SERVICES | GLOBAL PARTNER ACQUISITION CORP

25

26 Robust pipeline of accretive acquisition opportunities  We seek acquisitions that provide additional diversification from a payor perspective, service type, client type or geographic location and a good management / cultural fit  Our best - in - class clinical outcomes and highest - quality of care standards makes us an ideal M&A partner and “acquirer of choice”  We maintain a robust pipeline of acquisition opportunities; We have identified and / or are monitoring approximately 20 acqui sit ion targets. Potential opportunities include: 6 The management team has significant experience in identifying quality targets and maintaining a strong pipeline of actionable opportunities Prospect Description Region Approximate revenues ($mm) Company A Residential > 100 bed behavioral health center specializing in programs for patients with autism . Primarily PRTF beds for child and adolescent care . The remaining are adult inpatient beds . Southern US $20 Company B Provider of substance abuse and addiction treatment programs for adults and teens, 85 total beds, services offered in the inpatient, residential and outpatient setting Northeast US 30 Compan y C Specialist care for children, adolescents and adults with severe autism combined with complex challenging behaviors – offering 52 week residential care and in - school setting care UK 50 Company D Residential treatment centers and therapeutic boarding school setting of care for the at - risk adolescent population, primarily private pay . Western US 30 Company E Residential and community based services for at - risk adolescents, referred from social service, welfare agencies and juvenile courts Across the US 100

7 Deep bench of executives with proven track record

Jay Ripley
Co-founder and Chairman

- 18 years with Sequel and 23 years of experience in the behavioral health industry
- Previously served as President, COO, and CFO of Youth Services International (YSI)
- Seasoned entrepreneurial executive involved in three IPOs

John Stupak
Vice-Chairman and CEO

- Ten years with Sequel and 35 years of experience in the behavioral health industry
- Executive Committee Member of the Board of Trustees for the National Association of Psychiatric Health Systems (NAPHS)
- Previously worked for NHS Human Services, a large and diversified provider of behavioral health and human services

Mandy Moses
President and COO

- Sequel EVP since 2007; promoted to Chief Program Officer in 2014; promoted to President and COO in November 2016
- 20+ years of experience in the childcare industry
- Previously served as Executive Director at Woodward Academy
- Holds masters degree in social work

Sybil Potts
EVP and CFO

- Ten years with Sequel; 33 years of experience in the behavioral health industry
- Nine acquisitions completed and facilitated organic growth through six new facilities/contract wins
- Previously served as a hospital CFO, hospital Executive Director, EVP and corporate CFO

Steve Gilbert
EVP, Marketing

- Joined Sequel as VP of Marketing and Business Development in 1999
- Began career in the childcare industry as a youth counselor at the Clarinda Academy in 1992

Christine Aron
VP of Business Development

- Joined Sequel in 2014 and promoted to Vice President in 2016
- Prior experience includes several roles in corporate finance at Accenture within the Health & Public Service operating group

Jack Rachko
VP and Chief Culture Officer

- 16 years with Sequel and 33 years of experience in the behavioral health industry
- Began training and consulting for Sequel in 2001, named Chief Culture Officer in 2014, and promoted to Vice President in 2016

Susanne Young
VP of Administrative Services

- Joined Sequel in 2011 as Director of QMS and Risk Management
- Previously served in multiple roles with Camelot from 2004 – 2011 and has a total of 20+ years of experience working with children with developmental disabilities

Jason Willetts
Chief Technology Officer

- 13 years working with Sequel
- 20+ years of technology industry experience; including prior experience leading his own Company and team of programmers in developing web based software solutions for a variety of industries

Talented and experienced management team, to scale by acquisitions and organic growth

Note: Sequel executive titles effective with the merger

SEQUEL YOUTH AND FAMILY SERVICES
GLOBAL PARTNER ACQUISITION CORP
27

Section 3 Transaction Summary

29 Transaction overview  Pro - forma enterprise value of $ 423.3mm  Existing Sequel shareholders to be paid $105.0mm cash consideration and issued 4.5mm roll - over units in Sequel at close, exchangeable for GPAC shares – Approximately 6.3mm Sponsor warrants ceded to existing Sequel shareholders  Rollover $62.2mm 1 of $92.2mm 2 of preferred equity of Alaris Royalty Corp., an investor in Sequel since July 2013 – Retire approximately $30.0mm of preferred equity, significantly reducing Sequel’s overall cost of funding  Rollover $132.1mm of existing senior debt in connection with the transaction  Post transaction “Up - C” structure and carry - forward NOLs will create tax benefits for public Sequel – Jay Ripley to enter into a ten year non - compete agreement to receive $1.9mm per year over the ten year period following the merger  Business combination agreement executed and transaction announced in early January 2017, also when the SEC will begin reviewing the preliminary proxy materials – Shareholder vote and close expected in April 2017 1 Amount of Alaris preferred equity that is redeemed is subject to change 2 Includes redemption premium

Illustrative transaction terms

Pro-forma enterprise value

($mm, except per share values)

	Pro-forma for transaction close
GPAC illustrative share price	$10.00
Pro-forma shares outstanding (millions)[1]	22.4
Total equity value	**$223.5**
(+) Pro-forma net debt[2]	$137.5
(+) Roll-over preferred equity	$62.2[3]
Pro-forma enterprise value	**$423.3**

Pro-forma enterprise value		
2017E CY adjusted EBITDA	$43.0	9.8x
Pro-forma net debt / 2017E CY adjusted EBITDA		3.2x[2]

Sources & uses

($mm)

Sources	
GPAC cash[4]	$155.3
Incremental drawdown on revolver	$1.7
Sequel rollover	$45.0
Preferred equity rollover[3]	$62.2
Total sources	**$264.2**

Uses	
Cash consideration	$105.0
Cash used to buy out preferred	$30.0
Sequel rollover	$45.0
Preferred equity rollover[3]	$62.2
GPAC transaction costs	$22.0
Total uses	**$264.2**

Illustrative post-transaction ownership breakdown[4]

	Ownership at Various Share Prices		
Illustrative Share Prices:	$10.00	$12.00	$14.00
Public Shares	69.5%	67.7%	60.5%
Net Shares from Public Warrants Exercised	0.0	1.4	5.4
Sponsor Shares	10.4	10.1	12.1
Net Shares From Sponsor Warrants Exercised	0.0	0.5	1.9
Sequel Roll-Over Shares	20.1	19.6	17.5
Net Shares From Seller Roll-Over Warrants Exercised	0.0	0.7	2.6
Total Ownership	100.0%	100.0%	100.0%
Fully Diluted Shares Outstanding (mm)	22.4	22.9	25.7

Sequel Youth and Family Services
Global Partner Acquisition Corp

1 Pro-forma share count includes 15.5mm GPAC public shares and 4.5mm rollover Sequel units exchangeable for GPAC shares issued to Sequel. Furthermore, Sponsor promote shares total 3,881,255 of which 60%, or 2,328,750 will not be subject to forfeiture. The remaining 1,552,500 sponsor promote shares are subject to forfeiture if the shares do not trade above a certain price threshold (1/2 above $12.50, and 1/2 above $15.00 within 8 years).
2 Expected net debt at close of $137.5mm includes a roll-over of net debt of $131.1mm, $3.7mm of capital leases and a $2.8mm cumulative drawdown on the revolver. Excludes $62.2mm in roll-over preferred equity.
3 Amount of Alaris preferred equity that is redeemed is subject to change.
4 Share counts include warrants of 14.2mm shares when price is at or above $11.50/share (Treasury Stock Methodology applied).

30

31 Preliminary business combination timeline Date Event Early January o Business combination agreement executed o Transaction announced January o Preliminary proxy materials filed with SEC Early March o Set record date for shareholder vote o Mail final proxy materials to shareholders April o Hold shareholder vote and close transaction Note: Estimated timeline based on current information and subject to change.

32 We are well - positioned with regard to industry valuation drivers Favorable growth profile, 22.5% program revenue CAGR from FY 2000 to FY 2017 High free cash flow conversion of greater than 90% over the past five fiscal years No material regulatory or litigation issues Diversified payor mix with access to education funding Strong pipeline of actionable acquisition opportunities Widely recognized for superior quality of programs and outstanding outcomes Focus on attractive at - risk adolescent market

33 Our capital efficient business model makes us unique within the behavioral health and broader healthcare services universe… Stable o rganic g rowth x x x x x x x  x Acquisition pipeline x x x x x x x x x Low operating expenditures x x  x x    x Low capital expenditures x  x x  x x   Favorable industry trends x x x x x x x x x High free cash flow x  x x  x    Reimbursement profile x x      x  No r egulatory / legal risk x  x x  x x   Diversified revenue mix x x x x  x x  x EV / 2017 EBITDA 9.8x 1 11.7x 12.6x 16.9x 6.9x 11.7x 15.6x 7.8x 8.8x EV / 2017 EBITDA – maintenance and growth Capex 10.6x 1 19.7x 14.2x 19.4x 14.8x 12.0x 25.8x 11.1x 12.1x Valuation driver Valuation risk (financials are CY) Note: Market data as of 2/17/17 1 Represents adjusted EBITDA

…and differentiates us from other public behavioral assets

(financials are CY)

	SEQUEL	ACADIA HEALTHCARE	American Addiction Centers	CIVITAS SOLUTIONS	UHS
Services	Residential Treatment, Intensive Treatment, and Community Based	Diversified Behavioral	Toxicology and Behavioral	Developmental, Physical and Behavioral	Acute Care, Behavioral, Surgical, Ambulatory and Radiation Oncology
Capital expenditures	Low	High	High	High	High
Revenue growth (2016E-2017E)	19.9%[1]	2.3%	8.9%	5.9%	8.2%[5]
EBITDA margin (2017E)	16.0%[2]	22.1%	17.8%	11.0%	17.1%[5]
FCF yield (2017E)[3]	8.5%[4]	3.1%	(9.6%)	9.0%	5.3%

Payor mix

SEQUEL:


Commercial Insurance 3%
Private Pay 2%
Education 3%
Other 4%
School Districts 6%
State[6] 39%
Medicaid 13%
County / Local 14%
MCOs 16%

ACADIA:


Other[8] 11%
Medicare 9%
Medicaid 25%
NHS[7] 36%
Commercial 19%

American Addiction Centers:


Other 10%
Commercial[9] 90%

CIVITAS:


Other[10] 12%
Government payors[11] 88%

UHS:


Other 12%
Medicare 20%
Medicaid 12%
Commercial 56%

	SEQUEL	ACADIA HEALTHCARE	American Addiction Centers	CIVITAS SOLUTIONS	UHS
Commentary	✓ Stable organic growth ✓ Diversified payor mix ✓ New program starts with low capex ✓ Minimal regulatory risk ✓ Strong free cash flow provides attractive yield and deleveraging potential ✓ Strong market share in its niches ✓ Diversified and longstanding relationships ✓ Fragmented markets provide potential for active acquisition programs	✓ Significant white space for growth ✓ Stable organic growth ✓ Minimal regulatory risk × Low cash flow stemmed from high capex × High EU exposure × **Market concentration:** small number of states represent a high percentage of revenue × **High leverage:** could limit access to capital and management's ability to grow the business	× Exposure to toxicology which is under reimbursement pressure × High capex × **Concentrated revenue:** majority of revenue is generated at 3 facilities; Greenhouse, Desert Hope, and Fortress × Pressure from commercial payor as an "out-of-network" provider	× Low cash flow conversion stemmed from high capex × Low growth profile × **Customer concentration:** 15% of net revenue are generated by contracts with the state of Minnesota. Any change in services that Civitas provides could negatively impact the company's business	✓ Approximately 50% behavioral health exposure × High acute care exposure × High reimbursement risks × High regulatory pressure × High capex

Source: Company data; Market data as of 2/17/2017

1 Represents program revenue
2 Represents adjusted EBITDA margin
3 Free cash yield calculates as (EBITDA – maintenance and growth Capex – Interest expense – Taxes – Change in working capital – Preferred dividend) / Equity Value
4 Sequel CY2017E FCF yield reflects transaction equity value of $223.5mm
5 Pro forma for Cambian Group acquisition
6 Sequel's top state agency payors, which make up over 75% of the state bucket, include: Department of Juvenile Justice/Juvenile Corrections or Juvenile Justice Authority, Department of Human Services/Human Resources, Department of Children's Services, Department of Youth Services, and Department of Family Services
7 National Health Service in UK
8 Includes 9.4% self-pay and 1.2% other
9 Out-of-network claims
10 Includes commercial insurers, workers' compensation funds, managed care and other private payors
11 Includes a combination of federal, state and local funding

SEQUEL YOUTH AND FAMILY SERVICES
GPAC GLOBAL PARTNER ACQUISITION CORP
34

35 Overview of Sequel’s comparables 10.6x 25.8x 19.7x 19.4x 14.8x 14.2x 12.1x 12.0x 11.1x 0.0x 6.0x 12.0x 18.0x 24.0x 30.0x Median: 14.5x Enterprise value / 2017E EBITDA Enterprise value / 2017E EBITDA – Capex 1 Note: Market data as of 2/17/17 1 Includes maintenance and growth Capex 2 Represents a djusted EBITDA 3 Pro forma for Priory acquisition 4 Pro forma for Cambian Group acquisition 3 (financials are CY) 3 4 4 2 2 9.8x 16.9x 15.6x 12.6x 11.7x 11.7x 8.8x 7.8x 6.9x 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x 18.0x Median: 11.7x Discount: 26.9% Discount: 16.2%

36 Sequel compares favorably on key operating metrics 93.0% 98% 89% 87% 73% 71% 60% 59% 47% 40% 60% 80% 100% Median: 71.8% 16.0% 22% 18% 17% 16% 11% 9% 8% 4% 0% 5% 10% 15% 20% 25% Median: 13.3% 2017E Revenue Growth 1 2017E EBITDA Margin 2017E Cash Flow Conversion 5 Note: Market data as of 2/17/17 1 Growth includes both acquisition and organic revenue growth 2 Represents program revenue 3 Pro forma for Cambian Group acquisition 4 Represents adjusted EBITDA margin 5 Free cash flow conversion: (EBITDA less maintenance and growth Capex ) / EBITDA 6 Represents (adjusted EBITDA less maintenance and growth Capex ) / adjusted EBITDA 2 (financials are CY) 3 3 3 4 6 19.9% 9% 8% 7% 7% 6% 5% 5% 2% 0% 5% 10% 15% 20% 25% 30% Median: 6.3%

37 Growing market  $220+ billion; approximately 5% forward growth  Significant upside opportunity in $23 billion ASD market Financial success  Five year program revenue and adjusted EBITDA CAGRs 1 of 12.1% and 13.8%, respectively  90%+ free cash flow conversion  Low capex <2.0% of revenue Attractive growth profile  Strong organic revenue growth profile; 7.5% average annual growth over the last five fiscal years  Significant near - term, actionable acquisition pipeline  Team in place to identify quality assets at attractive multiples Diversified payor and referral mix  Relationship with approximately 500 referring agencies  Single largest payor contributed 5.3% of FY 2016 revenue 1 Represents CAGR from FY 2011 to FY 2016 Conclusion

Appendix

Non-GAAP EBITDA reconciliation

($mm)	For fiscal year ended June 30, 2014	% of program revenue	2015	% of program revenue	2016	% of program revenue	For calendar year ended December 31, 2016[1]	% of program revenue
Net income	$10.8	6.3%	$14.0	7.2%	$18.6	8.9%	$17.5	7.8%
Interest expense, net	6.8	4.0%	5.6	2.9%	4.9	2.4%	6.1	2.7%
Depreciation and amortization	2.7	1.6%	3.2	1.6%	2.8	1.4%	1.7	0.8%
Income tax expense (benefit)	(0.3)	(0.2%)	1.8	0.9%	1.5	0.7%	1.3	0.6%
EBITDA	20.0	11.7%	24.6	12.7%	27.9	13.4%	26.7	11.9%
Acquisition related expense	0.2	0.1%	0.3	0.2%	0.1	0.1%	3.1	1.4%
Non-cash unit based compensation expense	-	-	-	-	0.3	0.1%	0.4	0.2%
Profits interest expense	-	-	0.2	0.1%	0.2	0.1%	0.2	0.1%
Founder's fee	2.0	1.2%	1.3	0.7%	1.3	0.6%	1.3	0.6%
Loss (gain) on disposal of property	-	-	0.6	0.3%	0.1	0.1%	-	-
Other non-cash expense	0.2	0.1%	0.1	0.1%	0.2	0.1%	0.2	0.1%
Loss from discontinued operations and individually significant disposals, net of income taxes	0.8	0.5%	0.1	0.0%	1.3	0.6%	1.0	0.4%
Adjusted EBITDA	$23.2		$27.2		$31.3		$32.8	
Capital expenditures	2.0		1.5		2.5		2.4	
Free cash flow	21.2		25.7		28.8		30.4	
Free cash flow conversion	91.2%		94.6%		92.0%		92.8%	
Program Revenue	$171.5		$193.0		$208.0		$224.4	
Adjusted EBITDA Margin	13.6%		14.1%		15.0%		14.6%	

1 Unaudited and not representative of final audited numbers

39